Exhibit 99.1

Monitronics International, Inc.

Quarterly Financial Statements

For the Period Ended

March 31, 2012

State of Texas	74-2719343
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

2350 Valley View Lane, Suite 100
Dallas, Texas	75234
(Address of principal executive offices)	(Zip Code)

telephone number, including area code: (972) 243-7443

MONITRONICS INTERNATIONAL, INC.

Condensed Consolidated Balance Sheets

Amounts in thousands, except share amounts

(unaudited)

	March 31,	December 31,
	2012	2011

Assets
Current assets:
Cash and cash equivalents	$5,185	2,110
Restricted cash	—	23,420
Trade receivables, net of allowance for doubtful accounts of $1,603 in 2012 and $1,815 in 2011	10,006	10,973
Deferred income tax assets, net	4,516	4,516
Prepaid and other current assets	10,201	13,387
Total current assets	29,908	54,406

Restricted cash	—	28,000
Property and equipment, net of accumulated depreciation of $6,203 in 2012 and $4,903 in 2011	19,467	19,977
Subscriber accounts, net	839,410	838,441
Dealer network, net	37,413	39,933
Goodwill	349,227	349,227
Other assets, net	20,116	2,877
Total assets	$1,295,541	1,332,861

Liabilities and Shareholder’s Equity
Current liabilities:
Accounts payable	$5,774	3,864
Accrued payroll and related liabilities	1,742	2,523
Other accrued liabilities	16,233	16,085
Deferred revenue	7,272	6,803
Purchase holdbacks	11,423	12,273
Current portion of long-term debt	5,500	60,000
Total current liabilities	47,944	101,548

Non-current liabilities:
Long-term debt (note 3)	949,012	892,718
Derivative financial instruments	2,405	36,279
Deferred income tax liability, net	7,957	7,844
Other liabilities	4,752	5,099
Total liabilities	1,012,070	1,043,488

Commitments and contingencies (note 6)

Shareholder’s equity:
Common stock, $.01 par value. Authorized, issued and outstanding 1 share	—	—
Additional paid-in capital	299,888	299,613
Accumulated deficit	(14,012)	(10,240)
Accumulated other comprehensive loss	(2,405)	—
Total Shareholder’s equity	283,471	289,373
Total liabilities and Shareholder’s equity	$1,295,541	1,332,861

See accompanying notes to condensed consolidated financial statements.

MONITRONICS INTERNATIONAL, INC.

Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)

Amounts in thousands, except share amounts

(unaudited)

	Three months ended
	March 31,
	2012	2011

Net revenue	$81,881	73,870

Operating expenses:
Cost of services	11,059	9,130
Selling, general, and administrative, including stock-based and long-term incentive compensation	14,351	13,087
Amortization of subscriber accounts and dealer network	38,081	37,717
Depreciation	1,302	1,099
	64,793	61,033

Operating income	17,088	12,837

Other income (expense), net:
Interest expense	(11,622)	(10,375)
Realized and unrealized loss on derivative financial instruments	(2,044)	(474)
Refinancing expense	(6,241)	—
Other income, net	(286)	—
	(20,193)	(10,849)

Income (loss) from continuing operations before income taxes	(3,105)	1,988
Income tax expense	(667)	(524)

Net income (loss)	(3,772)	1,464

Other comprehensive income (loss):
Unrealized loss on derivative contracts	(2,405)	—
Other comprehensive income (loss)	(2,405)	—

Comprehensive income (loss)	$(6,177)	1,464

See accompanying notes to condensed consolidated financial statements.

MONITRONICS INTERNATIONAL, INC.

Condensed Consolidated Statements of Cash Flows

Amounts in thousands

(unaudited)

	Three months ended
	March 31,
	2012	2011

Cash flows from operating activities:
Net income (loss)	$(3,772)	1,464
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Amortization of subscriber accounts and dealer network	38,081	37,717
Depreciation	1,302	1,099
Provision for bad debt	1,380	1,177
Stock based compensation	299	—
Deferred income tax expense	113	7
Unrealized gain on derivative financial instruments	(6,793)	(9,162)
Refinancing expense	6,241	—
Long-term debt amortization	3,915	4,103
Other non-cash activity, net	320	350
Changes in assets and liabilities:
Trade receivables	(413)	(546)
Prepaid expenses and other assets	(490)	(140)
Payables and other liabilities	1,399	3,565

Net cash provided by operating activities	41,582	39,634

Cash flows from investing activities:
Capital expenditures	(807)	(711)
Purchases of subscriber accounts	(37,380)	(36,951)
Decrease (increase) in restricted cash	51,420	(799)

Net cash provided by (used in) investing activities	13,233	(38,461)

Cash flows from financing activities:
Proceeds from revolving credit facility	967,200	11,400
Payments to revolving credit facility	(976,000)	(11,000)
Refinancing costs	(42,940)	—

Net cash provided by (used in) financing activities	(51,740)	400

Net increase in cash and cash equivalents	3,075	1,573

Cash and cash equivalents at beginning of period	2,110	166

Cash and cash equivalents at end of period	$5,185	1,739

Supplemental cash flow information:
State taxes paid	$—	10
Interest paid	6,893	5,907

See accompanying notes to condensed consolidated financial statements.

MONITRONICS INTERNATIONAL, INC.

Notes to Condensed Consolidated Financial Statements

(1)                                 Basis of Presentation

Monitronics International, Inc. and subsidiaries (the Company or Monitronics), is a wholly owned subsidiary of Ascent Capital Group, Inc. (Ascent Capital).  Monitronics provides security alarm monitoring and related services to residential and business subscribers throughout the United States and parts of Canada.  The Company monitors signals arising from burglaries, fires and other events through security systems installed by independent dealers at subscribers’ premises.

The unaudited interim financial information of the Company has been prepared in accordance with Article 10 of the Securities and Exchange Commission’s, or the SEC, Regulation S-X. Accordingly, it does not include all of the information required by generally accepted accounting principles in the U.S., or U.S. GAAP, for complete financial statements. The Company’s unaudited condensed consolidated financial statements as of March 31, 2012, and for the three months ended March 31, 2012 and 2011, include Monitronics and all of its direct and indirect subsidiaries.  The accompanying interim condensed consolidated financial statements are unaudited but, in the opinion of management, reflect all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the results for such periods.  The results of operations for any interim period are not necessarily indicative of results for the full year.  These condensed consolidated financial statements should be read in conjunction with the Monitronics consolidated financial statements for the year ended December 31, 2011.

The preparation of financial statements in conformity with U.S. generally accepted accounting principles (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of revenue and expenses for each reporting period.  The significant estimates made in preparation of the Company’s condensed consolidated financial statements primarily relate to valuation of goodwill, other intangible assets, long-lived assets, deferred tax assets, derivative financial instruments, and the amount of the allowance for doubtful accounts. These estimates are based on management’s best estimates and judgment. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors and adjusts them when facts and circumstances change. As the effects of future events cannot be determined with any certainty, actual results could differ from the estimates upon which the carrying values were based.

(2)                                 Recent Accounting Pronouncements

There were no new accounting pronouncements issued during the three months ended March 31, 2012 that had a material impact on the Company.

MONITRONICS INTERNATIONAL, INC.

Notes to Condensed Consolidated Financial Statements

(3)                             Long-Term Debt

Long-term debt consisted of the following (amounts in thousands):

	March 31, 2012	December 31, 2011

Class A-1a Term Notes due July, 2027, LIBOR plus 1.8% (a)	$—	$345,577
Class A-1b Term Notes due July, 2027, LIBOR plus 1.7% (a)	—	98,676
Class A-2 Term Notes due July, 2037, LIBOR plus 2.2% (a)	—	98,978
Class A-3 Variable Funding Note due July, 2037, LIBOR plus 1.8% (a)	—	256,558
Class A-4 Variable Funding Note due July, 2037, LIBOR plus 1.8% (a)	—	27,629
Term Loan due June 30, 2012 (a, b)	—	60,000
$ 115 million revolving credit facility, matures December 17, 2013, LIBOR plus 4.5% (a)	—	65,300
9.125% Senior Notes due April 1, 2020	410,000	—
Term loan, matures March 23, 2018, LIBOR, subject to a floor of 1.25%, plus 4.25%	544,512	—
	954,512	952,718
Less current portion of long-term debt	(5,500)	(60,000)
Long-term debt	$949,012	$892,718

(a)         These facilities were repaid in full in conjunction with the March 23, 2012 debt refinancing.

(b)         The interest rate on the term loan was LIBOR plus 3.5% until July 1, 2011, then LIBOR plus 4.0% until January 1, 2012, and LIBOR plus 4.5% thereafter.

On March 23, 2012, Monitronics closed on a $410,000,000 privately placed debt offering of 9.125% Senior Notes due 2020 (the “Senior Notes”) and entered into a credit agreement which provides for a term loan with an aggregate principal amount of $550,000,000 and a revolving credit facility with an available principal amount of up to $150,000,000 (together, the “Credit Facility”).  The Senior Notes and Credit Facility are guaranteed by all of Monitronics’ existing subsidiaries, and the Credit Facility is secured by a pledge of all of the outstanding stock of Monitronics and all of its existing subsidiaries.  Ascent Capital has not guaranteed any of Monitronics’ obligations under the Senior Notes or the Credit Facility.

Proceeds from the Credit Facility term loan and the Senior Notes, together with cash on hand, were used to retire all outstanding borrowings under Monitronics’ former credit facility, securitization debt, and to settle all related derivative contracts.

MONITRONICS INTERNATIONAL, INC.

Notes to Condensed Consolidated Financial Statements

As a result of the refinancing, the Company accelerated amortization of the securitization debt premium and certain deferred financing costs related to the former senior secured credit facility, and expensed certain other refinancing costs.  The components of the refinancing costs, reflected in the condensed consolidated statement of operations and comprehensive income (loss) as a component of Other income (expense), are as follows (amounts in thousands):

For the Three Months Ended
March 31, 2012

Accelerated amortization of deferred financing costs	$389
Accelerated amortization of securitization debt discount	6,679
Other refinancing costs	7,624
Gain on early termination of derivative instruments	(8,451)
Total refinancing expenses	$6,241

In connection with the March 2012 refinancing, the Company recorded deferred financing costs of $18,687,000 related to the Senior Notes and Credit Facility, which are included in Other assets on the accompanying condensed consolidated balance sheet as of March 31, 2012, and will be amortized over the term of the new respective debt instrument using the effective-interest method.

On the closing date of the Credit Facility, Monitronics also entered into an interest rate swap agreement, with terms similar to the Credit Facility term loan, in an aggregate notional amount of $550,000,000 in order to reduce the financial risk related to changes in interest rates associated with the floating rate term loan under the Credit Facility (the “Swap”).  The Swap has a maturity date of March 23, 2018 to match the term of the Credit Facility term loan.  The notional amount of the Swap will decrease over time matching the scheduled minimum principal payments of the term loan.  The Swap has been designated as an effective hedge of the Company’s variable rate debt and qualifies for hedge accounting.  See note 8 for further disclosures related to derivative instruments.  As a result of the Swap, the interest rate on the borrowings under the Credit Facility term loan has been effectively converted from variable to fixed at a rate of 6.3%.  On March 23, 2012, in connection with the refinancing, Monitronics terminated its previously outstanding interest rate agreements, which did not qualify for hedge accounting, resulting in a gain of $8,451,000.

Senior Notes

The Senior Notes, in the principal amount of $410,000,000, mature on April 1, 2020 and bear interest at 9.125% per annum.  Interest payments are due semi-annually on April 1 and October 1 of each year, beginning on October 1, 2012.  The Company intends to exchange the Senior Notes for identical securities in a registered offering under the Securities Act of 1933, as amended.

Credit Facility

In connection with the March 2012 refinancing, the Company entered into a new senior secured credit facility with the lenders party thereto and Bank of America, N.A., as administrative agent.  The Credit Facility provides a $550,000,000 term loan, at a 1% discount, and a $150,000,000 revolving credit facility.  The Credit Facility term loan bears interest at LIBOR, subject to a floor of 1.25%, plus 4.25% and matures on March 23, 2018.  Principal payments of $1,375,000 and interest on the term loan are due quarterly, beginning on June 30, 2012.  The Credit Facility revolver bears interest at LIBOR, subject to a floor of 1.25%, plus 4.25% and matures on March 23, 2017.  There is a commitment fee of 0.50% on unused portions of the revolving credit facility.  At any time after the

MONITRONICS INTERNATIONAL, INC.

Notes to Condensed Consolidated Financial Statements

occurrence of an event of default under the Credit Facility, the lenders may, among other options, declare any amounts outstanding under the Credit Facility immediately due and payable and terminate any commitment to make further loans under the Credit Facility.  In addition, failure to comply with restrictions contained in the Senior Notes indebtedness could lead to an event of default under the Credit Facility.  The obligations under the Credit Facility are secured by a pledge of the stock of Monitronics and all of its existing subsidiaries.

The terms of the Senior Notes and Credit Facility provide for certain financial and nonfinancial covenants.  As of March 31, 2012, the Company was in compliance with all required covenants.

Principal payments scheduled to be made on the Company’s debt obligations are as follows:

Remainder of 2012	$4,125
2013	5,500
2014	5,500
2015	5,500
2016	5,500
2017	5,500
Thereafter	928,375
Total	$960,000

(4)                             Derivatives

The Company utilizes an interest rate swap to reduce the interest rate risk inherent in its variable rate Credit Facility term loan.  The valuation of this instrument is determined using widely accepted valuation techniques, including discounted cash flow analysis on the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs, including interest rate curves and implied volatility. The Company incorporates credit valuation adjustments to appropriately reflect the respective counterparty’s nonperformance risk in the fair value measurements.

In March 2012, the Company entered into an interest rate swap agreement with an original notional amount of $550,000,000 in order to hedge changes in the variable rate interest expense of the Credit Facility term loan that matures on March 23, 2018.  Under the Swap, Monitronics receives interest at a rate based on the maximum of either three-month LIBOR or 1.25% (to mirror variable rate interest provisions of the underlying hedged debt), and pays interest at a fixed rate of 2.055%, effective March 23, 2012 through March 23, 2018.  The Swap is designated and qualifies as a cash flow hedging instrument, with the effective portion of the Swap’s change in fair value recorded in Other Comprehensive Income (OCI).  The Swap of the variable rate interest is deemed to be a highly effective hedge, and resulted in no gain or loss recorded for hedge ineffectiveness in the consolidated condensed statement of operations and comprehensive income (loss) for the three months ended March 31, 2012.  Amounts in OCI are reported in interest expense when the hedged interest payments on the underlying debt are recognized.  The fair value of the Swap was determined using a model with Level 2 inputs including quoted market prices for contracts with similar terms and maturity dates. Amounts of OCI relating to the Swap expected to be recognized in interest expense in the coming 12 months total $4,428,000.

MONITRONICS INTERNATIONAL, INC.

Notes to Condensed Consolidated Financial Statements

The impact of the Swap on the condensed consolidated financial statements is depicted below:

	Three months ended March 31, 2012		Three months ended March 31, 2011
	Gain (loss) recognized in Other comprehensive income (loss)	Gain (loss) recognized in Net income (loss) (a)	Gain (loss) recognized in Other comprehensive income (loss)	Gain (loss) recognized in Net income (loss)

Derivative designated as cash flow hedge:
Interest rate contract	(2,503,000)	98,000	—	—

(a)         Amount represents reclassification from Accumulated other comprehensive income (loss) and is included in Interest expense in the unaudited condensed consolidated statements of operations and comprehensive income (loss).

On March 23, 2012, in connection with the refinancing, the Company terminated all of its previously outstanding derivative financial instruments and recorded a gain of $8,451,000. These derivative financial instruments were not designated as hedges. For the three months ended March 31, 2012, the realized and unrealized loss on derivative financial instruments includes settlement payments of $8,837,000 partially offset by a $6,793,000 unrealized gain related to the change in the fair value of these derivatives prior to their termination in March 2012. For the three months ended March 31, 2011, the realized and unrealized loss on derivative financial instruments in the condensed consolidated statements of operations and comprehensive income (loss) includes monthly settlement payments of $9,635,000 partially offset by a $9,161,000 unrealized gain related to the change in fair value of these derivatives.

See note 5, Fair Value Measurements, for additional information regarding the fair value of the Company’s derivative arrangements.

(5)                                 Fair Value Measurements

According to the Fair Value Measurements and Disclosures Topic of the Financial Accounting Standards Board (FASB) Accounting Standards Codification, fair value is defined as the amount that would be received for selling an asset or paid to transfer a liability in an orderly transaction between market participants and requires that assets and liabilities carried at fair value are classified and disclosed in the following three categories:

•                  Level 1 - Quoted prices for identical instruments in active markets.

•                  Level 2 - Quoted prices for similar instruments in active or inactive markets and valuations derived from models where all significant inputs are observable in active markets.

•                  Level 3 - Valuations derived from valuation techniques in which one or more significant inputs are unobservable in any market.

MONITRONICS INTERNATIONAL, INC.

Notes to Condensed Consolidated Financial Statements

The following summarizes the fair value level of assets and liabilities that are measured on a recurring basis at March 31, 2012 and December 31, 2011 (amounts in thousands):

	Level 1	Level 2	Level 3	Total

March 31, 2012
Derivative financial instruments - liabilities	—	(2,405)	—	(2,405)
Total	$—	(2,405)	—	(2,405)

December 31, 2011
Derivative financial instruments - assets	$—	25	—	25
Derivative financial instruments - liabilities	—	(19,320)	(16,959)	(36,279)
Total	$—	(19,295)	(16,959)	(36,254)

The Company has determined that the majority of the inputs used to value the Swap fall within Level 2 of the fair value hierarchy.  The credit valuation adjustments associated with the derivative utilize Level 3 inputs, such as estimates of current credit spreads to evaluate the likelihood of default by its counterparty.  As the counterparty has publicly available credit information, the credit spreads over LIBOR used in the calculations represent implied credit default swap spreads obtained from a third-party credit data provider.  However, as of March 31, 2012, the Company has assessed the significance of the impact of the credit valuation adjustments on the overall valuation of its derivative positions and has determined that the credit valuation adjustments are not significant to the overall valuation of the Swap.  As a result, the Company has determined that its derivative valuation is classified in Level 2 of the fair value hierarchy.

The following table presents the activity in the Level 3 balances (amounts in thousands):

	Three months ended March 31,
	2012	2011

Beginning balance	$(16,959)	$(42,935)
Unrealized gain recognized	16,959	6,495
Ending balance	$—	(36,440)

The Company’s financial instruments, including cash and cash equivalents, accounts receivable and accounts payable are carried at cost, which approximates their fair value because of their short-term maturity.

(6)                                 Commitments, Contingencies and Other Liabilities

The Company is involved in litigation and similar claims incidental to the conduct of its business. In management’s opinion, none of the pending actions is likely to have a material adverse impact on the Company’s financial position or results of operations.

Item 2.  Management’s Discussion and Analysis of Financial Condition and Results of Operations.

Certain statements in this Quarterly Report constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our business, marketing and operating strategies, integration of acquired businesses, new service offerings, financial prospects, and anticipated sources and uses of capital. Where, in any forward-looking statement, we express an expectation or belief as to future results or events, such expectation or belief is expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the expectation or belief will result or be achieved or accomplished. The following include some but not all of the factors that could cause actual results or events to differ materially from those anticipated:

•                  general business conditions and industry trends;

•                  macroeconomic conditions and their effect on the general economy and on the US housing market, in particular single family homes which represent Monitronics’ largest demographic;

•                  uncertainties in the development of our business strategies, including market acceptance of new products and services;

•                  the competitive environment in which we operate, in particular increasing competition in the alarm monitoring industry from larger existing competitors and potential new market entrants;

•                  integration of acquired businesses;

•                  the regulatory environment in which we operate, including the multiplicity of jurisdictions and licensing requirements to which Monitronics is subject and the risk of new regulations, such as the increasing adoption of false alarm ordinances;

•                  rapid technological changes which could result in the obsolescence of currently utilized technology and the need for significant upgrade expenditures;

•                  the availability and terms of capital, including the ability of Monitronics to obtain additional funds to grow its business;

•                  Monitronics’ high degree of leverage and the restrictive covenants governing its indebtedness;

•                  the outcome of any pending, threatened, or future litigation, including potential liability for failure to respond adequately to alarm activations;

•                  availability of qualified personnel;

•                  Monitronics’ anticipated growth strategies;

•                  Monitronics’ ability to acquire and integrate additional accounts, including competition for dealers with other alarm monitoring companies which could cause an increase in expected subscriber acquisition costs;

•                  the operating performance of Monitronics’ network, including the potential for service disruptions due to acts of nature or technology deficiencies;

•                  the reliability and creditworthiness of Monitronics’ independent alarm systems dealers and subscribers;

•                  changes in Monitronics’ expected rate of subscriber attrition; and

•                  the trend away from the use of public switched telephone network lines and resultant increase in servicing costs associated with alternative methods of communication.

For additional risk factors, please see Part II, Item 1A, Risk Factors, in the Ascent Capital Group, Inc. Form 10-Q for the period ended March 31, 2012.  These forward-looking statements and such risks, uncertainties and other factors speak only as of the date of this Quarterly Report, and we expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, to reflect any change in our expectations with regard thereto, or any other change in events, conditions or circumstances on which any such statement is based.

The following discussion and analysis provides information concerning our results of operations and financial condition.  This discussion should be read in conjunction with our accompanying condensed consolidated financial statements and the notes thereto included elsewhere herein and our consolidated financial statements for the year ended December 31, 2011.

Overview

Monitronics provides security alarm monitoring and related services to residential and business subscribers throughout the United States and parts of Canada.  Monitronics monitors signals arising from burglaries, fires and other events through security systems at subscribers’ premises.  Nearly all of the Company’s revenues are derived from monthly recurring revenues under security alarm monitoring contracts purchased from independent dealers in its exclusive nationwide network.

Attrition

Account cancellation, otherwise referred to as subscriber attrition, has a direct impact on the number of subscribers that Monitronics serves and on its financial results, including revenues, operating income and cash flow.  A portion of the subscriber base can be expected to cancel its service every year.  Subscribers may choose not to renew or may terminate their contract for a variety of reasons, including relocation, cost, and switching to a competitors’ service.  The largest category of canceled accounts relate to subscriber relocation or the inability to contact the subscriber.  Monitronics defines its attrition rate as the number of canceled accounts in a given period divided by the weighted average number of subscribers for that period.  Monitronics considers an account canceled if payment from the subscriber is deemed uncollectible or if the subscriber cancels for various reasons.  If a subscriber relocates but continues its service, this is not a cancellation.  If the subscriber relocates, discontinues its service and a new subscriber takes over the original subscriber’s service continuing the revenue stream (a “new owner takeover”), this is also not a cancellation.  Monitronics adjusts the number of canceled accounts by excluding those that are contractually guaranteed by its dealers.  The typical dealer contract provides that if a subscriber cancels in the first year of its contract, the dealer must either replace the canceled account with a new one or refund the purchase price. To help ensure the dealer’s obligation to Monitronics, Monitronics typically holds back a portion of the purchase price for every account purchased, ranging from 5-10%.  In some cases, the amount of the purchase holdback may be less than actual attrition experience.

The table below presents subscriber data for the twelve months ended March 31, 2012 and 2011:

	Twelve Months Ended March 31,
	2012	2011

Beginning balance of accounts	680,120	626,411
Accounts purchased (a)	110,801	133,957
Accounts canceled (b)	(78,806)	(73,383)
Canceled accounts guaranteed to be refunded from holdback	(5,234)	(6,865)
Ending balance of accounts	706,881	680,120
Monthly weighted average accounts	695,150	656,173
Attrition rate (a)	(11.3)%	(11.2)%

(a)          During the three months ended March 31, 2012 and 2011, Monitronics purchased 24,174 and 28,064 subscriber accounts, respectively.  Monthly recurring revenue purchased during the three months ended March 31, 2012 and 2011 was approximately $1,000,000 and $1,200,000, respectively.

(b)         Net of canceled accounts that are contractually guaranteed to be refunded from holdback.

Monitronics also analyzes its attrition by classifying accounts into annual pools based on the year of origination. Monitronics then tracks the number of accounts that cancel as a percentage of the initial number of accounts purchased for each pool for each year subsequent to its purchase.  Based on the average cancellation rate across the pools, in recent years Monitronics has averaged less than 1% attrition within the initial 12-month period after considering the accounts which were replaced or refunded by the dealers at no additional cost to Monitronics.  Over the next three years of the subscriber account life, the number of subscribers that cancel as a percentage of the initial number of subscribers in that pool gradually increases and historically has peaked between the third and fourth years.  The peak between the third and fourth years is primarily a result of the buildup of subscribers that moved or no longer had need for the service prior to the third year but did not cancel their service until the end of their three-year contract.  After the fourth year, the number of subscribers that cancel as a percentage of the initial number of subscribers in that pool declines.

Adjusted EBITDA

Monitronics defines “Adjusted EBITDA” as net income before interest expense, interest income, income taxes, depreciation, amortization (including the amortization of subscriber accounts and dealer network), realized and unrealized gain/(loss) on derivative instruments, restructuring charges, stock-based and other non-cash long-term incentive compensation, and other non-cash or nonrecurring charges.  The Company believes that Adjusted EBITDA is an important indicator of the operational strength and performance of its businesses, including the businesses’ ability to fund their ongoing acquisition of subscriber accounts, their capital expenditures and to service their debt.  In addition, this measure is used by management to evaluate operating results and perform analytical comparisons and identify strategies to improve performance.  Adjusted EBITDA is also a measure that is customarily used by financial analysts to evaluate the financial performance of companies in the security alarm monitoring industry and is one of the financial measures, subject to certain adjustments, by which Monitronics’ covenants are calculated under the agreements governing their debt obligations.  Adjusted EBITDA does not represent cash flow from operations as defined by generally accepted accounting principles, should not be construed as an alternative to net income or loss and is indicative neither of our results of operations nor of cash flows available to fund all of our cash needs.  It is, however, a measurement that Monitronics believes is useful to investors in analyzing its operating performance.  Accordingly, Adjusted EBITDA should be considered in addition to, but not as a substitute for, net income, cash flow provided by operating activities and other measures of financial performance prepared in accordance with GAAP.  Adjusted EBITDA is a non-GAAP financial measure.  As companies often define non-GAAP financial measures differently, Adjusted EBITDA as calculated by Monitronics should not be compared to any similarly titled measures reported by other companies.

Results of Operations

The following table sets forth selected data from the accompanying condensed consolidated statements of operations and comprehensive income (loss) for the periods indicated (dollar amounts in thousands).

	Three months ended
	March 31,
	2012	2011

Net revenue (a)	$81,881	73,870
Cost of services	11,059	9,130
Selling, general, and administrative	14,351	13,087
Amortization of subscriber accounts and dealer network	38,081	37,717
Interest expense	11,622	10,375
Realized and unrealized loss on derivative financial instruments	2,044	474
Income tax expense	667	524
Net income (loss)	(3,772)	1,464

Adjusted EBITDA (b)	$56,484	51,653
Adjusted EBITDA as a percentage of Revenue	69.0%	69.9%

(a)          Net revenue for the three months ended March 31, 2011 reflects the negative impact of a $2,295,000 fair value adjustment that reduced deferred revenue acquired in the Monitronics acquisition.

(b)         See reconciliation to net loss from continuing operations below.

Net revenue.  Net revenue increased $8,011,000, or 10.8%, from $73,870,000 for the three months ended March 31, 2011 to $81,881,000 million for the three months ended March 31, 2012.  The increase is primarily attributable to an increase in the number of subscriber accounts from 680,120 as of March 31, 2011 to 706,881 as of March 31, 2012.  In addition, average recurring monthly revenue per subscriber increased from $36.57 as of March 31, 2011 to $37.74 as of March 31, 2012.  The increase in net revenue for the three months ended March 31, 2012 is also attributable to the negative impact on March 31, 2011 net revenue of a $2,295,000 fair value adjustment that reduced deferred revenue acquired in the Monitronics acquisition.

Cost of services.  Cost of services increased $1,929,000, or 21%, from $9,130,000 for the three months ended March 31, 2011 to $11,059,000 for the three months ended March 31, 2012.  The increase is primarily attributable to an increased number of accounts monitored across the cellular network, which result in higher telecommunications and service costs.  Cost of services as a percent of net revenue increased from 12.4% for the three months ended March 31, 2011 to 13.5% for the three months ended March 31, 2012.

Selling, general and administrative.  Selling, general and administrative costs (“SG&A”) increased $1,264,000, or 9.7%, from $13,087,000 for the three months ended March 31, 2011 to $14,351,000 for the three months ended March 31, 2012.  The increase is primarily attributable to increased stock-based compensation expense and the timing of certain marketing expenses. Stock-based compensation expense increased to $299,000 for the three months ended March 31, 2012 as compared to $0 for the three months ended March 31, 2011.  The increase in stock-based compensation expense is related to restricted stock and stock option awards granted to certain executives in 2011 which partially vested during 2012. SG&A as a percent of net revenue decreased from 17.7% for the three months ended March 31, 2011 to 17.5% for the three months ended March 31, 2012.

Amortization of subscriber accounts and dealer network.  Amortization of subscriber accounts and dealer networks increased $364,000, or 1.0%, from $37,717,000 for the three months ended March 31, 2011 to $38,081,000 for the three months ended March 31, 2012.  The increase in subscriber account amortization is primarily attributable to increased subscribers as compared to the prior year corresponding period.

Interest Expense.  Interest expense increased $1,247,000, or 12%, from $10,375,000 for the three months ended March 31, 2011 to $11,622,000 for the three months ended March 31, 2012.  The increase in 2012 interest expense as compared to the respective prior year period is primarily due to the increase in debt and the increase in interest rates associated with the Senior Notes and Credit Facility as compared to the Company’s prior debt obligations.  In addition, the presentation of interest cost related to the Company’s current derivative instrument is presented in Interest expense on the statement of operations as the related derivative instrument is an effective hedge of the Company’s interest rate risk for which hedge accounting is applied.  As the Company did not apply hedge accounting on its prior derivative instruments, the related interest costs incurred during the three months ended March 31, 2012 and 2011 are presented in Realized and unrealized loss on derivative financial instruments in the condensed consolidated statements of operations and comprehensive income (loss).  Interest expense includes amortization of debt discount of $3,915,000 and $4,102,000 for the three months ended March 31, 2012 and 2011, respectively.

Realized and unrealized loss on derivative financial instruments.  Realized and unrealized loss on derivative financial instruments increased $1,570,000 from $474,000 for the three months ended March 31, 2011 to $2,044,000 for the three months ended March 31, 2012.  For the three months ended March 31, 2012, the realized and unrealized loss on derivative financial instruments includes settlement payments of $8,837,000 partially offset by a $6,793,000 unrealized gain related to the change in the fair value of these derivatives prior to their termination on March 23, 2012.  For the three months ended March 31, 2011, the realized and unrealized loss on derivative financial instruments includes settlement payments of $9,635,000 partially offset by a $9,161,000 unrealized gain related to the change in the fair value of these derivatives.

Income tax expense.  The Company had a pre-tax loss of $3,105,000 for the three months ended March 31, 2012 and a pre-tax income of $1,987,000 for the three months ended March 31, 2011.  The Company had an income tax expense of $667,000 and $524,000 for the three months ended March 31, 2012 and 2011, respectively.

Adjusted EBITDA.  The following table provides a reconciliation of total Adjusted EBITDA to net loss from continuing operations (amounts in thousands):

	Three months ended
	March 31,
	2012	2011

Total Adjusted EBITDA	$56,484	51,653
Amortization of subscriber accounts and dealer network	(38,081)	(37,717)
Depreciation	(1,302)	(1,099)
Stock-based and long-term incentive compensation	(299)	—
Realized and unrealized loss on derivative instruments	(2,044)	(474)
Refinancing costs	(6,241)	—
Interest expense	(11,622)	(10,375)
Income tax expense	(667)	(524)

Net income (loss)	$(3,772)	1,464

Adjusted EBIDTA increased $4,831,000 for the three months ended March 31, 2012 as compared to the respective prior year period.  The increase in Adjusted EBITDA was primarily due to revenue growth.

Liquidity and Capital Resources

At March 31, 2012, we had $5,185,000 of cash and cash equivalents.  Our source of funds is our cash flows from operating activities which are primarily generated from the alarm monitoring and related service revenue.  During the three months ended March 31, 2012 and 2011, our cash flow from operating activities was $41,582,000 and $39,634,000, respectively.  The primary driver of our cash flow from operating activities is Adjusted EBITDA.  Fluctuations in our Adjusted EBITDA and the components of that measure are discussed in “Results of Operations” above.  In addition, our cash flow from operating activities may be significantly impacted by changes in working capital.

During the three months ended March 31, 2012 and 2011, the Company used cash of $37,380,000 and $36,951,000, respectively, to fund purchases of subscriber accounts net of holdback and guarantee obligations.  In addition, during the three months ended March 31, 2012 and 2011, the Company used cash of $807,000 and $711,000, respectively, to fund our capital expenditures.

Our liquidity requirements for 2012 and beyond have changed from the prior year due to the March 2012 refinancing of our debt obligations.  In considering our liquidity requirements for 2012, we evaluated our known future commitments and obligations.  We will require the availability of funds to finance our strategy, which is to grow through subscriber account purchases.  In addition, we considered the borrowing capacity under the new Credit Facility, under which we could borrow $150,000,000.  Based on this analysis, we expect that cash on hand, cash flow generated from operations and borrowings under the Credit Facility will provide sufficient liquidity to fund our anticipated current requirements.

Long-term debt at March 31, 2012 includes the principal balance of $960,000,000 under our Senior Notes and Credit Facility.  The Senior Notes have an outstanding principal balance of $410,000,000 as of March 31, 2012 and mature on April 1, 2020.  The Credit Facility term loan has an outstanding principal balance of $550,000,000 as of March 31, 2012 and requires principal payments of $1,375,000 per quarter beginning on June 30, 2012 with the remaining outstanding balance becoming due on March 23, 2018.

We may seek capital contributions from Ascent Capital or debt financing in the event of any new investment opportunities, additional capital expenditures or our operations requiring additional funds, but there can be no assurance that we will be able to obtain capital contributions from Ascent Capital or debt financing on terms that would be acceptable to us.  Our ability to seek additional sources of funding depends on our future financial position and results of operations, which are subject to general conditions in or affecting our industry and our customers and to general economic, political, financial, competitive, legislative and regulatory factors beyond our control.

Item 3.  Quantitative and Qualitative Disclosure about Market Risk

Interest Rate Risk

Due to the terms of our debt obligations, we have exposure to changes in interest rates related to these debt obligations.  Monitronics uses derivative financial instruments to manage the exposure related to the movement in interest rates.  The derivatives are designated as hedges and were entered into with the intention of reducing the risk associated with variable interest rates on the debt obligations.  We do not use derivative financial instruments for trading purposes.

Tabular Presentation of Interest Rate Risk

The table below provides information about our outstanding debt obligations and derivative financial instruments that are sensitive to changes in interest rates.  Interest rate swaps and other derivative financial instruments are presented at fair value and by maturity date.  Debt amounts represent principal payments by maturity date (amounts in thousands).

Year of Maturity	Fixed Rate Derivative Instrument (a)	Variable Rate Debt	Fixed Rate Debt	Total

2012	$—	4,125	—	4,125
2013	—	5,500	—	5,500
2014	—	5,500	—	5,500
2015	—	5,500	—	5,500
2016	—	5,500	—	5,500
Thereafter	2,405	523,875	410,000	936,280
Total	$2,405	550,000	410,000	962,405

(a)          The derivative financial instrument reflected in this column includes an interest rate swap.  The average interest rate paid on the swap is 6.3% and the average interest rate received is the 3-month LIBOR rate, subject to a 1.25% LIBOR floor, plus 4.25%.  See notes 3, 4 and 5 to our condensed consolidated financial statements included in this quarterly report for further information.

If interest rates were to increase 10% on the Credit Facility, there would be no material adverse impact on our results of operations or financial position due to limited exposure resulting from the Company’s fixed rate derivative instrument.

Item 4.  Controls and Procedures

In accordance with Rules 13a-15 and 15d-15 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Company carried out an evaluation under the supervision and with the participation of management, including its chief executive officer and chief financial officer (the “Executives”) of the effectiveness of its disclosure controls and procedures as of the end of the period covered by this report. Based on that evaluation, the Executives concluded that the Company’s disclosure controls and procedures were effective as of March 31, 2012 to provide reasonable assurance that information required to be disclosed in its reports filed or submitted under the Exchange Act is recorded, processed, summarized and reported with the time periods specified in the SEC’s rules and forms.

There has been no change in the Company’s internal controls over financial reporting that occurred during the three months ended March 31, 2012 that has materially affected, or is reasonably likely to materially affect, its internal controls over financial reporting.